UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 23, 2016

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52596	30-0309068
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver CO	80202
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (303) 228-2200

Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

Dividend Capital Diversified Property Fund Inc. (referred to herein as the “Company,” “we,” “our,” or “us”), Dividend Capital Total Realty Operating Partnership LP, the Company’s operating partnership (the “Operating Partnership”), and Dividend Capital Total Advisors LLC, the Company’s advisor (the “Advisor”), previously entered into that certain Ninth Amended and Restated Advisory Agreement dated as of March 2, 2016 (the “Ninth A&R Advisory Agreement”). On June 23, 2016, the Company, the Operating Partnership and the Advisor entered into the Tenth Amended and Restated Advisory Agreement effective as of June 30, 2016 for a one-year term expiring June 30, 2017 (the “Tenth A&R Advisory Agreement”). The Tenth A&R Advisory Agreement amends and restates the Ninth A&R Advisory Agreement, the terms of which generally remain unchanged but for the following:

•
The Advisor will no longer receive a development management fee in exchange for providing development management services and any expenses of the Advisor relating to such services will now be reimbursed; and

•
Clarification is provided regarding the expenses paid or incurred by the Advisor that have and will be paid or reimbursed by the Company or the Operating Partnership in connection with non fee-related services. Such reimbursable expenses expressly include personnel (and related employment) costs and overhead (including, but not limited to, allocated rent paid to both third parties and an affiliate of the Advisor, equipment, utilities, insurance, travel and entertainment, and other costs) incurred by the Advisor or its affiliates, including, but not limited to, total compensation, benefits and other overhead of all employees involved in the performance of such services.

On June 23, 2016, the Company and Dividend Capital Property Management LLC (the “Property Manager”) agreed to terminate the property management agreement dated January 9, 2006, with the Property Manager (the “Property Management Agreement”) as no services were being provided by the Property Manager under the Property Management Agreement. The Property Manager waived the notice period for termination so that the Property Management Agreement terminated immediately.

Subject to limitations in the Company’s charter, the fees, compensation, income, expense reimbursements, interests and other payments that we are required to pay to the Advisor and its affiliates may increase or decrease at any time if such change is approved by a majority of our board of directors, including a majority of the independent directors. Therefore, we may, with the agreement of our Advisor, the Property Manager and/or their affiliates reinstate the development management fee or reenter into a property management agreement at any time.

Item 5.07    Submission of Matters to a Vote of Security Holders.
On June 23, 2016, the Company held its 2016 annual meeting of stockholders (the “Annual Meeting”). The proposals considered at the Annual Meeting are described in detail in the Company’s definitive proxy statement for the Annual Meeting as filed with the SEC on April 21, 2016 (the “Proxy”). At the Annual Meeting, the Company’s stockholders approved each of the proposals described in the Proxy before the Annual Meeting was adjourned. As of March 31, 2016, the record date, 160,795,151 shares of common stock were eligible to vote, of which 86,796,267 shares, or approximately 53.98%, were present to vote by proxy or in person.
First Proposal. The Company’s stockholders elected five directors of the Company (the “Directors”), who will serve until the 2017 annual meeting of stockholders and until their respective successors are duly elected and qualified. The Directors were elected pursuant to the voting results set forth below:

Name	For	Withheld
Richard D. Kincaid	52,999,652	2,647,939
John A. Blumberg	52,964,429	2,683,162
Charles B. Duke	52,857,912	2,789,679
Daniel J. Sullivan	52,908,992	2,738,599
John P. Woodberry	52,908,956	2,738,635
Second Proposal. The Company’s stockholders ratified the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2016, as set forth below:

For	Against	Abstain
83,598,057	1,075,565	2,122,645

With respect to each of the five director nominees, the Company received 31,148,676 broker non-votes. Broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a broker holding shares of the Company’s common stock for a beneficial owner is present at the meeting, in person or by proxy, and entitled to vote, but does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. A broker non-vote is not an indication of how the beneficial owner would have voted; it simply means that the beneficial owner did not instruct the broker as to how to vote his or her shares.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits:

Exhibit Number	Description
10.1	Tenth Amended and Restated Advisory Agreement, effective as of June 30, 2016

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dividend Capital Diversified Property Fund Inc.
June 27, 2016
	By:	/S/ M. KIRK SCOTT
M. Kirk Scott
Chief Financial Officer